Exhibit 23.4

Bella Geo Technical Services Ltd.
 1600, 717 - 7 Avenue S.W.
Calgary, Alberta, Canada T2P OZ3
Phone:(403)269-7020
Fax: (403)233-7290

CONSENT OF CONSULTANT

Bella Geo Technical Services Ltd., hereby consents to being identified in the manner stated on the attached page in any registration statement or other document filed with the Securities and Exchange Commission by Seitel, Inc. and agrees that the statements regarding the services provided are true and accurate. Bella Geo Technical Services Ltd., further hereby consents to Seitel, Inc. providing this consent to the Securities and Exchange Commission.

Bella Geo Technical Services Ltd.
By:	/s/ Linda Dickson

Name:	Linda Dickson
Title:	Geophysical Technician/Partner

Date:	April 26, 2002